Exhibit 3.479
[ILLEGIBLE]
CERTIFICATE OF INCORPORATION
OF
EnvironTech, Inc.

     FIRST. The name of the Corporation is EnvironTech, Inc.
     SECOND. The address of its registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is United States Corporation Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), all of one class, designated Common Stock, of the par value of one dollar ($1.00) per share.
     FIFTH. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Terence T. O’Meara	111 West Monroe Street Chicago, Illinois 60603
     SIXTH. The name and mailing address of the persons who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified, are as follows:

NAME	MAILING ADDRESS
Diane M. Root	109 Sherwood Place Morris, Illinois 60450

Sonya A. Root	308 56th Street Des Moines, IA 50312

Stephen R. Kent	7604 E. Plaza Drive Scottsdale, AZ 85253
     SEVENTH. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided as follows:

7.1.	The election of directors need not be by ballot.

7.2.	The Board of Directors shall have power to make, alter or repeal By-Laws of the Corporation in the manner provided in the By-Laws of the Corporation (subject to the power of stockholders of the Corporation to amend, alter, or repeal any By-laws made by the Board of Directors).

7.3.	Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws.

7.4.	No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.”
     EIGHTH. The Corporation is to have perpetual existence.
     NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by Statute, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that it is my act and deed and that the facts stated herein are true, and accordingly I have hereunto set my hand and seal this 19th day of December, 1986.

/s/ Terence T. O’Meara Terence T. O’Meara